Exhibit 5.3

[Letterhead of Norton Rose Fulbright Canada LLP]

December 20, 2023

Royal Bank of Canada

200 Bay Street

Royal Bank Plaza

Toronto, Ontario

Canada, M5T 2J5

Dear Sirs/Mesdames:

Royal Bank of Canada – Senior Global Medium-Term Notes, Series J

We have acted as Canadian counsel to Royal Bank of Canada (the Bank) in connection with the issue by the Bank from time to time of certain senior debt securities (the Notes) pursuant to the distribution agreement dated December 20, 2023 (the “Distribution Agreement”) relating to the Bank’s Senior Global Medium-Term Notes, Series J, in an aggregate principal amount of up to US$75,000,000,000, or the equivalent thereof in other currencies or currency units (such series of securities being hereinafter referred to as the Series), to be issued pursuant to the Indenture dated as of October 23, 2003, as supplemented by the First Supplemental Indenture dated as of July 21, 2006, by the Second Supplemental Indenture dated as of February 28, 2007, by the Third Supplemental Indenture dated as of September 7, 2018, by the Fourth Supplemental Indenture dated as of June 22, 2023 and by the Fifth Supplemental Indenture dated as of June 22, 2023 (collectively, the Indenture), between the Bank and The Bank of New York Mellon, N.A. (formerly known as The Bank of New York) as successor to the corporate trust business of JP Morgan Chase Bank, N.A., as trustee (the Trustee).

We have reviewed or participated in the preparation of the following:

(i)	the Distribution Agreement;

(ii)	the Indenture;

(iii)	the registration statement of the Bank on Form F-3 (File No. 333-275898) dated December 5, 2023, as amended on December 19, 2023 (the Registration Statement); and

(iv)

the prospectus of the Bank dated December 20, 2023 included in the Registration Statement (the Basic Prospectus) as supplemented by the prospectus supplement dated December 20, 2023 specifically relating to the Series (the Prospectus Supplement, and together with the Basic Prospectus, the Program Prospectus).

We understand that the Registration Statement and the Program Prospectus were filed with the United States Securities and Exchange Commission (the Commission) in connection with the Series and that one or more pricing supplements relating to the applicable Notes will be filed with the Commission in connection with the Notes.

For the purposes of our opinions below, we have examined such statutes, public and corporate records, certificates and other documents, and considered such questions of law, as we have considered relevant and necessary as a basis for the opinions hereinafter set forth. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies or facsimiles. We have also assumed that the statements in each certificate of the Bank that has been delivered to us on or prior to the date hereof with respect to the Notes shall be accurate and correct as of each issue date of the Notes. For the purposes of the opinions expressed herein, we have, without independent investigation or verification, assumed that the Indenture has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding obligation of, each party thereto other than the Bank. We have also assumed that the statements in any certificate of the Bank that has been delivered to us on or prior to the date hereof with respect to the Notes are and shall be accurate and correct as of each issue date of the Notes. We have not received written notice from the Bank of any change to the matters set out in any such certificate.

With respect to the continuing existence of the Bank as a Schedule I bank under the Bank Act (Canada) referred to in paragraph 1 below, we have relied, without independent investigation or verification, exclusively upon a Certificate of Confirmation dated December 18, 2023 issued by the Office of the Superintendent of Financial Institutions.

In giving this opinion, we express no opinion as to any laws other than the laws, at the date hereof, of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. We also express no opinion as to whether the issuance, sale and delivery of the Notes or any contract or other document relating thereto are in compliance with the Charter of the French Language (Québec).

Based and relying upon and subject to the qualifications set forth herein, we are of the opinion that:

1.	the Bank validly exists as a Schedule I bank under the Bank Act (Canada) and has the corporate power to create, issue and sell the Notes;

2.	when:

(a)	the creation of the Notes has been duly authorized by the Bank;

(b)	the terms of particular Notes and the issuance and sale of such Notes have been duly authorized by all necessary corporate action in conformity with the Indenture; and

(c)

such Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor as contemplated in the Registration Statement and the Prospectus and any applicable agreement of purchase and sale;

such Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Provinces of Ontario or Québec, and the laws of Canada applicable therein, valid obligations of the Bank; and

3.

the Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Québec or Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, to the extent validity thereof is a matter governed by the laws of the Provinces of Québec or Ontario and the federal laws of Canada applicable therein, is valid and, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitutes a legal, valid and binding obligation of the Bank enforceable in accordance with its terms.

The opinions set forth herein as to the validity of the Notes and the enforceability of the Indenture and the Notes are subject to the following qualifications:

(i)

equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunctive relief, may only be granted at the discretion of a court of competent authority;

(ii)	rights to indemnity and contribution under the Notes or the Indenture may be limited by applicable law;

(iii)

enforceability may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada), bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement, winding-up laws and other laws of general application affecting the rights of creditors generally (including the provisions of the Bank Act (Canada) respecting such matters) and will be subject to limitations under applicable limitations statutes, including the limitations contained in the Limitations Act, 2002 (Ontario) (and the undersigned expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes); and

(iv)

pursuant to the Currency Act (Canada), a judgment by a court in any province in Canada may be awarded in Canadian currency only and such judgment may be based on a rate of exchange which may be the rate of exchange in existence on a day other than the day of payment of such judgment.

If a pricing supplement relating to the offer and sale of particular Notes is prepared and filed by the Bank with the Commission on a date after the date hereof and such pricing supplement contains a reference to Norton Rose Fulbright Canada LLP and our opinion substantially in the form set forth below, the consent set forth below shall apply to the reference to us and our opinion in substantially the following form:

In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to Royal Bank’s Form 6-K filed with the SEC dated December 20, 2023.

The opinions expressed herein are provided solely for the benefit of the addressee in connection with the issue of the Notes and are not to be transmitted to any other person, nor are they to be relied upon by any other person or for any other purpose or referred to in any public document or filed with any government agency or other person without our prior express consent. The opinions expressed herein may be relied upon by Ashurst LLP for the purposes of its opinion with respect to the subject matter hereof.

We hereby consent to the filing of this opinion as an exhibit to the Bank’s Report of Foreign Private Issuer on Form 6-K. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

Yours very truly,

Norton Rose Fulbright Canada LLP